Exhibit 99.11
CONSENT
I, Gert-Jan Kramer hereby consent to being nominated as a director of Barclays PLC, pursuant to the Merger Protocol between ABN AMRO Holding N.V. and Barclays PLC attached as Annex A to the Registration Statement on Form F-4, No. 333-143666, and to being named as about to become a director of Barclays PLC in such Registration Statement or any amendment thereto.
August 3, 2007

/s/ Gert-Jan Kramer
By: Gert-Jan Kramer